EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-24473 and 333-29353 of West Corporation and subsidiaries on Form S-8 of our reports dated February 4, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in accounting for goodwill and other intangible assets in connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of West Corporation and subsidiaries for the year ended December 31, 2002.

/S/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Omaha, Nebraska

March 11, 2003